Exhibit 10.45

AMENDMENT # l
 TO
 DEED OF LEASE

THIS AMENDMENT #1 TO LEASE AGREEMENT (the "Amendment") is made as of the 1st day of July 2007, by and between ePLUS, INC. ("Tenant"), and Norton Building 1 LLC ("Landlord").

WHEREAS, the Landlord is the owner of certain property, located in Fairfax County, Virginia, with a street address of 13595 Dulles Technology Drive, Herndon, Virginia (the "Property"), improved by a two-story office building located thereon (the "Building");

and,

WHEREAS, the Tenant and Landlord are parties to that certain LEASE AGREEMENT dated as of December 23, 2004 (the "Lease"); and,

WHEREAS, the Tenant and Landlord desire to enter modify the Lease to provide for the occupancy of the entire Premises, upon the terms and conditions more particularly set forth herein.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below:

1. The capitalized terms contained in this Amendment and not herein defined shall have the same meanings as ascribed to them in the Lease.

2. Section 1.1(b) is modified to provide that Base Rent from and after July 1, 2007 shall be $20.18 per square foot, subject to annual increases as set forth in Section 3.22, the next of which shall be on January 1, 2008.

3. Section 1.1(f) is modified to provide that, as of July 1, 2007, the Leased Premises shall mean approximately 55,880 square feet of net rentable area which constitutes the entire Building.

4. Section 3.1 is modified to provide that the Base Rent as of July 1, 2007 shall be $93,971.53 per month.

5. Section 3.2 is modified to provide that, effective for periods on or after July 1, 2007, the annual credit related to Tenant improvements shall be $1.73 per square foot (pro-rated for partial annual periods).

6. Section 4.1 is modified to substitute 94.946% for 89.893% in both places it appears for calendar year 2007 and to substitute 100% for 89,893% in both places it appears for periods beginning on or after January 1, 2008.

7. A second paragraph is added to Section 8.1 providing:

 "Tenant acknowledges that Landlord has installed a double door to provide access from the additional space leased to the loading dock. Said improvements are accepted "AS IS" in accordance with the initial paragraph of Section 8.1."

8. Section 18.6 Notices is modified to read:

"Whenever notice is required or desired to be given under this Lease, such notice shall be in writing (unless otherwise stated ) and shall be deemed to have been given when hand-delivered, one (1) business day after being sent by overnight delivery or courier service, or three (3) business days after being sent by certified or registered mail, return receipt requested, and addressed as follows: (i) if to Landlord, at 1166 Chain Bridge Rd, McLean, VA 22101 with a copy to Michael W. Scott, Attorney, 502 Arnon Ridge Court, Great Falls, VA 22066; (ii) if to Tenant, at 13595 Dulles Technology Drive, Herndon, Virginia 20170. Either party may change its address for the giving of notices by notice given in accordance with this Section."

9. Except as modified as provided in this Amendment all terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal on the day and year first above written.

TENANT:
EPLUS

By: /s/ Steve Mencarini
Name: Steve Mencarini
Title: Chief Financial Officer

LANDLORD:
NORTON BUILDING 1, LLC

By: /s/ Michael W. Scott
Name: Michael W. Scott
Title: Manager